                                                                  Exhibit 99.1



                                                                [GENUITY LOGO]



MEDIA CONTACTS:                                  INVESTOR RELATIONS CONTACTS:
Susan Kraus, 781-865-3511                        George Lieb, 781-865-4121
John Vincenzo, 781-865-5468                      Arleen Llerandi, 781-865-3544


                                                                     May 2, 2002


              GENUITY REPORTS FIRST QUARTER 2002 FINANCIAL RESULTS

          CONTINUES TO REDUCE COSTS; EXPANDS RELATIONSHIP WITH VERIZON


WOBURN, MASS. -- Genuity today announced its first quarter 2002 results with revenue of $282 million in the quarter, which is in line with the company's previous guidance. Revenue for the quarter includes the impact of the previously announced renegotiated AOL contract and Genuity's exit from the wholesale dial business, which reduced revenues by approximately $35 million from the prior quarter. Adjusting for this impact, revenues were essentially flat relative to the fourth quarter.

First quarter 2002 Earnings Before Interest, Taxes and Depreciation (EBITDA) was a loss of $143 million, which includes a $3 million charge related to the workforce reductions announced in the fourth quarter of 2001 and completed during this quarter. Compared to last year's first quarter, EBITDA, excluding special items, improved $59 million or 30 percent resulting from the expense control initiatives implemented to date, but the loss increased $11 million or 8 percent sequentially due to the revenue impact of the renegotiated AOL contract. Genuity's first quarter 2002 reported loss per share was $1.15, with the pro forma loss per share, assuming full conversion of Class B common stock and excluding the special charge, at $0.25.

"We continue to make strides in running our operations more cost-efficiently in response to the challenges presented by the continued contraction of IT spending and our ability to profitably grow revenues. As a result, we have conserved cash while maintaining the core capability to realize our future growth potential once the economy rebounds," said Paul R. Gudonis, Genuity's chairman and CEO. "Notwithstanding the progress to date, it is important for us to help ensure that we meet our financial objectives in this difficult environment and, as such, we are today announcing additional actions to enable Genuity to further reduce costs and meet our financial and operational goals, including further headcount reductions and reductions in capital spending."

As part of this new company-wide restructuring, Genuity will reduce its headcount by an additional 1,100 to 1,200 employees, or 27 to 29 percent of its employee base during the second quarter. In order to materially streamline operations and reduce Genuity's costs to deliver services, the company is also currently evaluating further consolidations of data center and administrative facilities to improve its overall asset utilization and eliminate business offerings not core to its strategic goals. Internationally, Genuity has announced its intent to exit the professional services business in France, Italy and Spain, and is assessing the ongoing profitability potential of all international operations. Lastly, Genuity will take actions to reduce cash capital spending in 2002 from the previous target of $500-$600 million to $400-$500 million, reflecting deferrals in light of the continued slower near-term growth environment.

Gudonis added, "In addition to our focus on improving profitability, we continue to drive for top-line growth, as evidenced by our enhanced commercial relationship with Verizon, signing new preferred provider of IP backbone and access services agreements, and a referral contract to sell BLACK ROCKET VOICE(TM)."


FIRST QUARTER 2002 RESULTS
Total revenue for the first quarter decreased 11 percent sequentially and 6 percent year-over-year, reflecting the exit from the wholesale dial business and the new AOL contract. Excluding wholesale dial and AOL, revenue from the remaining services was essentially unchanged from the previous quarter, and increased 3 percent year-over-year.

Genuity's total access revenue declined 12 percent sequentially, but remained essentially unchanged from last year's first quarter. The majority of the decline was related to the company's exit from the wholesale dial access business and the renegotiated AOL contract. Excluding revenues from domestic AOL and wholesale dial, first quarter access revenues were 23 percent higher than last year's first quarter and 3 percent higher sequentially. Dial access revenues decreased 27 percent from the previous quarter and 24 percent or $29 million from the prior year. Domestic dial access revenues from AOL decreased 25 percent sequentially and 14 percent from the prior year quarter.

Revenue from dedicated connectivity services decreased 10 percent sequentially and 13 percent from the prior year, due to customer churn, continued price pressures and a shift toward higher sales of lower speed connections. Sequentially, total connections increased slightly to 4,284.

Broadband revenue increased 12 percent sequentially, reflecting an 18 percent growth in subscribers from the previous quarter. Broadband revenue increased 126 percent from the prior year quarter, reflecting a 139 percent increase in subscribers over the last 12 months.

Transport revenue declined 21 percent sequentially and 36 percent as compared to the same quarter last year. The reduction in transport revenue is a result of price competition in the industry, and increased customer churn as carrier customers have migrated more aggressively to their own facilities.

Managed Web Hosting and Value-Added Services revenue continued to be heavily impacted by the overall slower economic environment, resulting in a widespread reduction in IT spending and ongoing customer churn. Revenue in this segment declined 2 percent from the previous quarter and 33 percent from the prior year quarter.

International services revenue for the first quarter, which includes revenue from Integra, increased 2 percent over the previous quarter and 32 percent year-over-year. Excluding Integra revenue, International revenues decreased 8 percent from the prior year due to the cancellation of certain voice over Internet Protocol (IP) customers for credit-related reasons.

Gross margin in the quarter, which represents revenues less cost of sales before network-related depreciation and amortization, was a loss of $30 million, slightly higher than previous guidance due to the higher costs associated with our dial transition to outsourced providers. Compared to the prior quarter, gross margin declined by approximately $34 million due to the effects of the renegotiated AOL contract as well as a change in the revenue mix for reduced sales of higher margin products and increased revenue churn. Compared to the prior year, reported gross margin was favorable by $16 million reflecting the expense improvement initiatives implemented last year partly offset by the renegotiated AOL contract, change in revenue mix and customer churn.

Operating loss for the first quarter was $231 million, a $61 million improvement from the first quarter of 2001. Excluding the special charge, operating loss was $227 million, a $65 million or 22 percent improvement over the prior year first quarter. The improved operating loss was due to an $80 million reduction in cash operating expenses reflecting the full effect of the expense improvement initiatives implemented last year, including the migration of leased circuits to managed modems. Depreciation and amortization costs declined $6 million or 6 percent from the first quarter of 2001, reflecting the impact of the asset impairment taken in the fourth quarter of 2001, partly offset by increased depreciation from the deployment of managed modems. As a result of the adoption of Statement of Financial Accounting Standard No. 142 on January 1, 2002, goodwill is no longer being amortized.

FIRST QUARTER 2002 COMPANY HIGHLIGHTS

o Grew DSL subscribers to 775,340, an 18 percent sequential increase and a 139 percent increase over the same period last year resulting from the growth in wholesale customers.

o Migrated an additional 133,000 dial modems to managed modems. As of March 31, 2002, approximately 40 percent of the dial modems have been migrated with the objective of being fully migrated by year-end.

o Reduced cash requirements to approximately $236 million, a $70 million decrease from the fourth quarter 2001 and a decrease of $673 million from the prior year first quarter. This reduction is primarily due to the improvement in cash operating expenses and substantial reduction in network growth requirements.

o Recorded capital expenditures, including payments for capital lease obligations, in the first quarter of $78 million, a decrease of $106 million sequentially and $577 million from the first quarter of 2001.

o    Signed new orders totaling $86 million in gross First-year Contract Value
     (FCV), with an increasing contribution in sales to Verizon.

o Added new customers and sold additional services to existing customers including: 3M (Hosting), Aetat (International Hosting), Bureau Veritas (International Remote Access, VPN), eBusiness at Schneider Electric [eB@SE] (Hosting, eServices), Guidant (Hosting, eServices), U.S. Foodservice (Managed Security), J. & W. Seligman & Co. Incorporated (Hosting), MathSoft Engineering & Education, Inc. (Managed Security), PWC Consulting (BLACK ROCKET VOICE), Equiva Services LLC (Hosting, eServices), Underwriters Lab (Hosting)

o Launched BLACK ROCKET STORAGE(TM), a suite of storage solutions for business continuity that enables companies to continuously access critical data during planned and unplanned outages.

o Achieved several new industry certifications for Web Hosting and Value Added Services, including:

     -    Microsoft and Compaq Joint Certification;

     - SunTone(SM) Certification for its implementation and management services that support Black Rocket Hosting;

     - ISO 9001:2000 Certification for the quality management system established and followed by Genuity's eServices Delivery professionals;

     - SAS70 Type II independent audits of certain data center operations, confirming the operating effectiveness and consistency of Genuity's internal control structure and Web hosting operations.


2002 FINANCIAL GUIDANCE
The following highlights Genuity's annual financial guidance for 2002:

o Annual Revenues between $1 billion and $1.1 billion (no change from prior guidance)

o Gross Margin of $50 million to $100 million ($50 million lower than previous guidance)

o EBITDA loss (excluding special charges) of $300 million to $350 million, with a point of breakeven targeted in the fourth quarter (no change from prior guidance)

o Operating loss will reflect the improvement in EBITDA, partially offset by higher depreciation due to the migration from leased circuits to managed modems

o Capital expenditures, including payments for capital lease obligations, of $400 million to $500 million ($100 million favorable to prior guidance)

o Pro forma loss per share (excluding special charges) assuming full conversion of Class B common stock of $0.92 to $0.99 (No prior guidance provided)

SECOND QUARTER 2002 GUIDANCE:
Second quarter 2002 financial guidance is as follows:

o Revenues will be essentially flat with the first quarter as IT spending continues to be weak

o Gross Margin will improve somewhat in the quarter, due to the continued migration to managed modem vendors, with more substantial improvement targeted for third and fourth quarter from such migration as well as other cost actions.

o    EBITDA loss from operations of $130 million to $140 million

o Pro forma loss per share (excluding special charges) assuming full conversion of Class B common stock of $0.27 to $0.29

ABOUT GENUITY
Genuity is a leading Internet infrastructure services provider and the first company in the industry to offer an eBusiness Network Platform. Genuity combines its Tier 1 network with its full portfolio of managed Internet services, including dedicated, remote and broadband access, Web hosting and Internet security to develop a platform for creating scalable and repeatable managed eBusiness solutions. With annual revenue of more than $1 billion, Genuity (NASDAQ: GENU and NM: Genuity A-RegS 144) is a global company with offices and operations throughout the U.S., Europe, Asia and Latin America. Additional information about Genuity can be found at WWW.GENUITY.COM.

                                      # # #

A copy of this release and associated tables can be found on the Internet at WWW.GENUITY.COM.

Genuity will discuss its first quarter results at 9:00 am EDT on May 2, 2002. Individuals may listen in on the call by dialing 800-530-9010 (212-346-0300 for international callers) or via the Web at: www.genuity.com/investor.


                           FORWARD-LOOKING STATEMENTS

This announcement contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.


These forward-looking statements are based on the company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: expectations as to the company's future revenue, margins, expenses and capital requirements; the company's ability to develop and maintain a successful relationship with significant customers; the company's ability to successfully reduce its cost structure; the company's ability to successfully maintain and continue to strengthen its brand recognition; volatility of the market for certain products; and expansion decisions relating to our capacity and network infrastructure.

For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission, which discuss in greater detail the important factors that could cause actual results to differ materially.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that the company makes on related subjects in its additional filings with the Securities and Exchange Commission should be consulted.

Copyright(C)2002 Genuity Inc. All Rights Reserved. Genuity, Black Rocket, Black Rocket Storage and Black Rocket Voice are trademarks of Genuity Inc. All other trademarks are the property of their respective owners.

GENUITY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                              UNAUDITED


                                                                    FIRST QUARTER
                                                    ------------------------------------------
                                                         2002            2001       % Change
                                                    -------------   -------------  -----------
REVENUES
  Access ........................................   $ 216,977          $ 218,104       -0.5%
  Hosting and Value-added services ..............      25,776             38,683      -33.4%
  Transport .....................................      16,317             25,662      -36.4%
  International .................................      22,524             17,018       32.4%
                                                   ------------       -----------
TOTAL REVENUES ..................................     281,594            299,467       -6.0%

OPERATING EXPENSES
  Cost of sales .................................     311,295            345,253       -9.8%
  Selling, general and administrative ...........     110,103            153,046      -28.1%
  Depreciation and amortization .................      87,649             93,525       -6.3%
  Special items (1) .............................       3,567                  -         n/m
                                                   ------------       -----------
TOTAL OPERATING EXPENSES ........................     512,614            591,824      -13.4%

OPERATING LOSS ..................................    (231,020)          (292,357)     -21.0%

OTHER INCOME (EXPENSE)
  Interest income (expense), net ................     (25,659)             1,215         n/m
  Minority interest .............................       1,500                  -         n/m
  Other, net ....................................        (957)              (182)        n/m
                                                   ------------       -----------
LOSS BEFORE INCOME TAXES ........................    (256,136)          (291,324)     -12.1%
  Income taxes ..................................       1,372              1,026       33.7%
                                                   ------------       -----------
NET LOSS ........................................  $ (257,508)        $ (292,350)     -11.9%
                                                   ============       ===========


PRO FORMA PER SHARE DATA:
  Loss Per Share ................................     $ (0.26)           $ (0.30)        n/m
  Less Special Items Per Share ..................       (0.01)                 -         n/m
                                                   ------------       -----------
  Loss Per Share Excluding
    Special Items ...............................     $ (0.25)           $ (0.30)        n/m
                                                   ============       ===========

  Common Shares Outstanding (2) .................   1,005,248            973,913
                                                   ============       ===========

REPORTED PER SHARE DATA:
  Basic and Diluted Loss Per Share ..............     $ (1.15)           $ (1.52)        n/m
  Less Special Items Per Share ..................       (0.02)                 -         n/m
                                                   ------------       -----------
  Loss Per Share Excluding
    Special Items ...............................     $ (1.13)           $ (1.52)        n/m
                                                   ============       ===========

  Basic and Diluted Weighted-Average
    Common Shares Outstanding ...................     223,504            192,169
                                                   ============       ===========


--------------------

(1) Special items include costs associated with the Company's workforce reduction initiatives.

(2) Pro Forma per Share Data is based on the assumed conversion of the Class B common stock into 800 million shares of Class C common stock at the end of each period presented and the weighted average effect of the Class A common stock. The ability of Verizon to convert its Class B common stock is limited by an FCC order which addresses, among other things, its ownership in Genuity. See Genuity Inc.'s Form 10-K for the year ended December 31, 2001, for a detailed discussion of the conditions surrounding this conversion.

n/m = not meaningful

GENUITY INC.
SELECTED FINANCIAL DATA
-------------------------------------------------------------------------------
(IN THOUSANDS)                                                         UNAUDITED


                                                            FIRST QUARTER
                                                ---------------------------------------
                                                    2002         2001        % CHANGE
                                                -----------   -----------   -----------
FINANCIAL DATA

EBITDA (1)
   Operating loss (2) .......................   $ (227,453)   $ (292,357)     -22.2%
   Depreciation and amortization ............       87,649        93,525       -6.3%
                                                -----------   -----------
   EBITDA - Excluding Special Items .........   $ (139,804)   $ (198,832)     -29.7%
                                                ===========   ===========
   EBITDA Margin - Excluding Special
        Items ...............................          (50%)         (66%)    -25.2%
                                                ===========   ===========

CAPITAL EXPENDITURES (3)
   Access ...................................   $   47,452    $  250,342      -81.0%
   Hosting and Value-added services .........        5,785        34,231      -83.1%
   GNI/Transport ............................       10,617       305,140      -96.5%
   International ............................        6,535           299        n/m
   Other ....................................        8,107        65,172      -87.6%
                                                -----------   -----------
      Total capital expenditures ............   $   78,496    $  655,184      -88.0%
                                                ===========   ===========

DEPRECIATION AND AMORTIZATION
   Access ...................................   $   27,933    $   20,618       35.5%
   Hosting and Value-added services .........       16,691        11,918       40.0%
   GNI/Transport ............................       22,461        43,330      -48.2%
   International ............................        7,570         3,094      144.7%
   Other ....................................       12,994        14,565      -10.8%
                                                -----------   -----------
      Total depreciation and amortization ...   $   87,649    $   93,525       -6.3%
                                                ===========   ===========

---------------------

(1) EBITDA is based on earnings (loss) before interest and other non-operating expenses, income taxes, depreciation and amortization. EBITDA does not represent cash flows from operations and should not be considered as an alternative to net earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity, and may not be comparable with EBITDA as defined by other companies.

(2)  Excludes special items.

(3) Represents cash payments for capital expenditures, capitalized software and capital lease obligations.

GENUITY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(IN THOUSANDS)                                                         UNAUDITED


                                                       MARCH 31,          DECEMBER 31,
                                                         2002                2001
                                                    ---------------      ------------
ASSETS
  CURRENT ASSETS
    Cash & cash equivalents .....................     $   721,125        $   956,718
    Restricted cash .............................          23,000             23,000
    Accounts receivable, net ....................         259,732            291,476
    Other current assets ........................          54,284             55,378
                                                      ------------       -------------
      Total current assets ......................       1,058,141          1,326,572
  Property, plant and equipment, net ............       1,504,654          1,482,217
  Goodwill, net .................................          91,106             90,122
  Intangibles, net ..............................          76,747             77,648
  Other assets ..................................          20,583             17,912
                                                      ------------       -------------
  TOTAL ASSETS ..................................     $ 2,751,231        $ 2,994,471
                                                      ============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  CURRENT LIABILITIES
    Short-term obligations ......................     $   152,624        $   157,405
    Accounts payable ............................         140,267            123,502
    Other current liabilities ...................         408,729            408,468
                                                      ------------       -------------
      Total current liabilities .................         701,620            689,375
  Long-term liabilities .........................       2,413,559          2,410,015
                                                      ------------       -------------
  TOTAL LIABILITIES .............................       3,115,179          3,099,390
  MINORITY INTEREST .............................           1,611              3,111
  STOCKHOLDERS' EQUITY (DEFICIT) ................        (365,559)          (108,030)
                                                      ------------      -------------
  TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY (DEFICIT) ................     $ 2,751,231        $ 2,994,471
                                                      ============       ============

GENUITY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(IN THOUSANDS)                                                         UNAUDITED



                                                                                THREE MONTHS ENDED MARCH 31,
                                                                                     2002           2001
                                                                                 -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss ..................................................................    $ (257,508)     $(292,350)
  Adjustments to reconcile net loss to net cash used in operations:
    Depreciation and amortization ...........................................        87,649         93,525
    Changes in current assets and current liabilities .......................        21,587        (56,225)
    Other, net ..............................................................        (8,775)         2,306
                                                                                --------------  -------------
  NET CASH USED IN OPERATING ACTIVITIES .....................................      (157,047)      (252,744)
                                                                                --------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures ......................................................       (19,381)      (612,188)
  Capitalized software ......................................................       (12,597)       (36,734)
                                                                                 -------------   ------------
  NET CASH USED IN INVESTING ACTIVITIES .....................................       (31,978)      (648,922)
                                                                                 -------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings ..................................................             -        200,000
  Principal payments for capital leases and debt ............................       (46,568)        (6,488)
                                                                                 -------------   ------------
  NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES .......................       (46,568)       193,512
                                                                                 -------------   ------------
  NET DECREASE IN CASH AND CASH EQUIVALENTS .................................      (235,593)      (708,154)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ..............................       956,718        868,926
                                                                                 -------------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD ....................................     $ 721,125      $ 160,772
                                                                                 =============   ============